Exhibit 99.1

For Immediate Release

Contact:
Andrea Goodman	Dennis Walsh
Director of Communications	Vice President
Charles River Associates	Sharon Merrill Associates, Inc.
617-425-3333	617-542-5300

NANCY L. ROSE STEPS DOWN FROM

CHARLES RIVER ASSOCIATES BOARD OF DIRECTORS

Professor Rose Has Been Named Deputy Assistant Attorney General for Economic Analysis at the Department of Justice

BOSTON, August 1, 2014 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that Nancy L. Rose has informed the Company of her plans to step down immediately from CRA’s Board of Directors after 10 years of service, in order to focus on her new role at the Department of Justice’s Antitrust Division, where she has been selected as Deputy Assistant Attorney General for Economic Analysis. Professor Rose has served as a director of CRA’s Board since 2004. Most recently, she was a member of the Audit Committee and she had previously served on the Compensation Committee.

Since 1985, Professor Rose has been a faculty member in various capacities at the MIT Sloan School of Management and the Department of Economics. She specializes in industrial organization and regulatory economics and has focused some of her academic research on compensation systems.

“On behalf of our Board of Directors, I want to thank Nancy for her leadership and insight through the years,” said Rowland T. Moriarty, Chairman of the Board of Directors of Charles River Associates. “While we will miss her service on CRA’s Board, we wish her the best as she embarks on a new role in public policy.”

“It has been a privilege to serve on CRA’s Board,” said Rose. “While I am excited about the opportunity to work in government service, my decision to accept this new position requires me to immediately resign from the CRA Board and sever ties with the firm.”

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in litigation, regulatory, and financial consulting, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com.